Exhibit 3.1

STOCKHOLDERS AGREEMENT

By And Among

RIDEBAY TECHNOLOGIES, INC.

and

Stockholders
as defined herein

And

The Other Stockholders

as defined herein

Dated as of July 31, 2021

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TABLE OF CONTENTS

SECTION I.	DEFINITIONS
1.1.	Construction of Terms
1.2.	Defined Terms

SECTION II	ELECTION OF DIRECTORS
2.1.	Board Composition
2.2.	Removal; Vacancies
2.3	Committees of the Board
2.4	Ownership of the Company
2.5	Vesting

SECTION III.	MISCELLANEOUS PROVISIONS
3.1.	Reliance
3.2.	Legend on Securities
3.3.	Amendment and Waiver; Actions of the Board
3.4.	Notices
3.5.	Headings
3.6.	Counterparts
3.7.	Remedies; Severability
3.8.	Entire Agreement
3.9.	Adjustments
3.10.	Law Governing
3.11.	Successors and Assigns
3.12.	Dispute Resolution
3.13.	Termination

EXHIBITS

Exhibit A -	Form of Joinder Agreement

SCHEDULES

Schedule B -	Stockholders and Other Stockholders

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of the July 31, 2021, by and among RideBay Technologies, Inc., a corporation organized and existing under the laws of the State of Wyoming (the “Company”), Wais Asefi, Franklin Ogele, Jorge L. Verar and Robert Boyle (the “Stockholders”), and any other stockholder or option holder who from time to time becomes party to this Agreement (“Other Stockholder”) by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”). For the purpose of this Agreement, a stockholder or an option holder who joins this Agreement pursuant to a Joinder Agreement shall be included in the term “Stockholder,” or “Other Stockholder” as specified in such Joinder Agreement. The Stockholders and Other Stockholders are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, the Company was formed by the filing of the certificate of incorporation on June 11, 2021 with the State of Wyoming Office of the Secretary of State (the “Certificate of Incorporation”);

WHEREAS, the Company’s Certificate of Incorporation authorized the issuance of 100,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”)

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WHEREAS, the Company and the Stockholders have negotiated pulling their skills and resources together with respect to managing the operations of the Company.

WHEREAS, the Stockholders have capitalized the Company with the sum of $30,000 consisting of $1,000 for 1,000,000 shares of common stock at $0.001 per share being the stated par value, (“Initial Capital Stock”) and $29,000 in Additional Paid in Capital contributed as follows: Wais Asefi, $15,000; Franklin Ogele, $5,000; Jorge L. Verar, $5,000 and Robert Boyle, $5,000.

WHEREAS, the Company and the Stockholders have agreed to allocate the following shares of Common Stock to the Stockholders for their various services as directors and officers of the Company as more fully outlined in Schedule B, annexed hereto;

WHEREAS, the Stockholders desire to set forth in writing certain agreements as hereinafter described to set forth certain rights relating to their holders of stock and the management of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION I.	DEFINITIONS

1.1.     Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. Any reference to “day” shall mean a calendar day unless indicated otherwise.

1.2.     Defined Terms. For the purposes hereof, in addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Affiliate” shall mean with respect to any Person (as defined below), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, executive, officer, director or manager of such Person and, with respect to any Person that is a venture capital fund, any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners of such Person.

“Board of Directors” means the Board of Directors of the Company.

“Charter” means the Company’s Certificate of Incorporation in effect as of the date hereof, as amended from time to time.

 “Common Stock” means the Company’s common stock, par value $0.001 per share, and any other common equity securities, except the Preferred Stock, issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall mean RideBay Technologies, Inc., a Wyoming corporation, and any successors thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founding Stockholders” means Wais Asefi, Franklin Ogele, Jorge L. Verar and Robert Boyle.

“the Stockholders” means Wais Asefi, Franklin Ogele, Jorge L. Verar and Robert Boyle.

“Other Stockholders” means those Persons that become parties to this Agreement after the date hereof pursuant to a Joinder Agreement and are designated as such therein.

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“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Shares” means, at any time, shares of (i) Common Stock, and (ii) any other equity securities, with the exception of Preferred Stock, now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Stockholders” means, collectively, the Stockholders and the Other Stockholders.

“Vesting” shall mean when the common stock allocated herein shall be deemed to be owned by the Stockholder.

SECTION II.	ELECTION OF DIRECTORS

2.1.      Board Composition. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of directors and to take such other actions as are necessary so as to fix the number of directors at a maximum of two (2): Wais Asefi and Franklin Ogele, shall constitute the Board, subject to the terms of board membership as provided in the Bylaws of the Company. Wais Asefi shall act as Chairman of the Board for such term as provided in the Bylaws.

2.2.      Removal; Vacancies

(a)       Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), or take any other action necessary for the removal of any director upon the request of the Stockholders, and for the election to the Board of Directors of a substitute designated by the Stockholders in accordance with the provisions hereof. Each Stockholder further agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control) in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Section 4.

(b)       In the event that a Stockholder serves as a director and employee, then effective upon the termination of such Stockholder’s employment with the Company for any reason, such Stockholder shall resign from the Board of Directors, and each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), or take any other action necessary for the removal of such Stockholder from the Board of Directors. Any vacancy created by any such resignation or removal of such Stockholder shall be filled at the next stockholders meeting. The provisions of this Section 2.2. shall not apply to the Founding Shareholders herein.

2.3.    Committees of the Board of Directors. Each Stockholder agrees, if requested by the majority of the Stockholders, to take all such actions under the Charter and the Company’s bylaws to provide that the Board of Directors will establish (a) Compensation Committee (the “Compensation Committee”) (which shall be charged with the fullest authority over the granting of stock options and senior management compensation), (b) an Audit Committee (which shall be charged with reviewing the Company’s financial statements and accounting practices) and (c) such other committees as the Board of Directors shall deem necessary or convenient from time to time. Each Stockholder agrees to take all such actions under the Charter and the Company’s bylaws to provide that the Board of Directors will ensure that each such committee shall consist of one or more Directors.

2.4.      Allocation of the Initial Capital Stock. The Company and the Stockholders have agreed to allocate the Initial Capital Stock of 1,000,000 shares of Common Stock as follows: Wais Asefi, 250,000 shares; Franklin Ogele, 250,000 shares; Jorge L. Verar, 250,000 shares and Robert Boyle, 250,000 shares.

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2.4      Ownership of the Company. At all times, the Founding Stockholders herein shall own the Company based on the following ratio: 35% to Wais Asefi, 10% to Franklin Ogele, 10% to Jorge L. Verar and 10% to Robert Boyle. All of Stockholders shall have pari passu dilution and piggyback registration rights.

2.5     Vesting. Vesting shall occur as follows: Wais Asefi at the signing of this Agreement; Franklin Ogele at one (1) from the date of this Agreement or at the conclusion of the Company’s proposed Regulation A Offering whichever comes earlier; Jorge L Verar and Robert Boyle: three (3) years from the date of this Agreement or at the sale of all or majority interest in the Company whichever occurs earlier.

SECTION III.	MISCELLANEOUS PROVISIONS

3.1.      Reliance. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

3.2.     Legend on Securities. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF JULY 31, 2021 INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

3.3.     Amendment and Waiver; Actions of the Board. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with consent of a majority of the Stockholders.

3.4.      Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier providing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at RideBay Technologies, Inc. One Gateway Center, 26th FL, Newark, New Jersey 07102, Attention: Franklin Ogele, Esq., if to any Stockholder, at the addresses set forth below such party’s signature hereto (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five (5) days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier providing next day delivery shall be effective on the earlier of the second business day after timely deposit with the courier or the day of actual delivery by the courier.

3.5.      Headings. The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

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3.6.     Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

3.7.     Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

3.8.     Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

3.9.      Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

3.10.   Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

3.11.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.

3.12.    Dispute Resolution.

(a)        All disputes, claims, or controversies arising out of or relating to (i) this Agreement or the negotiation, breach, validity or performance hereof or the transactions contemplated hereby, or (ii) the rights of the Stockholders and their respective successors and the obligations of the Company set forth in the Charter, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before no more than 3 arbitrators (the “Arbitrators”) to be held in New York City. The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

(b)       The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrators shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within ninety (90) days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

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(c)        The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrators; provided, that any fees, cost and expenses (including the types described in (i) and (ii) above) incurred by a party as a result of a breach of the covenants, agreements, representations and warranties contained in this Agreement by another party (the “Breaching Party”) shall be borne by such Breaching Party. Any party unsuccessfully refusing to comply with an order of the Arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 3.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

3.13.   Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(i)         the written agreement of all of the then-current Stockholders;

(ii)        the written notice from a Stockholder to the Stockholders;

(iii)       the dissolution of the Company;

(iv)       the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment of the Company for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act, which continues for a period of 90 days; or

(v)        (1) the date on which the Company is subject to the reporting requirements of (i) Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) Regulation A under the Securities Act of 1933, as amended, or (2) the Company has Shares that are publicly traded on a national securities exchange or quoted on the over the counter market.

IN WITNESS, WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

RIDEBAY TECHNOLOGIES, INC.

/s/Wais Asefi
Wais Asefi
President

STOCKHOLDERS

/s/ Wais Asefi
Wais Asefi

/s/ Franklin Ogele
Franklin Ogele

/s/ Jorge L. Verar
Jorge L. Verar

/s/ Robert Boyle
Robert Boyle

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EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”) dated as of July 31, 2021 by and among RideBay Technologies, Inc. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term “Stockholder,” “Other Stockholder,” (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.

Email

Date

Print:
[NAME OF UNDERSIGNED]

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SCHEDULE B

Stockholders and Other Stockholders

Stockholders	% of Ownership

Wais Asefi	35

Franklin Ogele	10

Jorge Verar	10

Robert Boyle	10

Other Stockholders Per Joinder

[Other Stockholders]
NONE

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